Exhibit 5.1
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              [SHEPPARD, MULLIN, RICHTER & HAMPTON LLP LETTERHEAD]





December 22, 2003



International Remote Imaging Systems, Inc.
9172 Eton Avenue
Chatsworth, CA  91311-5874

            Re:   Registration Statement on Form S-3
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Ladies and Gentlemen:

            We have acted as special counsel to International Remote Imaging Systems, Inc., a Delaware corporation (the "Company"), in connection with the filing of a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, covering the offering for resale of Five Hundred Thousand (500,000) shares of the Company's common stock, par value $0.01 per share (the "Shares") by the selling stockholders named therein (the "Selling Stockholders"). This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

            In connection with this opinion, we have reviewed the Registration Statement, the Company's charter documents, the resolutions adopted by the Board of Directors of the Company on September 25, 2003 and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We also have obtained from the officers of the Company certificates as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates without independent investigation.

            Based on the foregoing review, and in reliance thereon, we are of the opinion that, when sold by Selling Stockholders in accordance with the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

            We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

            We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported decisions of the Delaware courts interpreting these laws.

International Remote Imaging Systems, Inc.
December 22, 2003
Page 2



            This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

                                         Respectfully submitted,


                                /s/ Sheppard, Mullin, Richter & Hampton LLP
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                                    Sheppard, Mullin, Richter & Hampton LLP